Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, July 30, 2014

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES SECOND QUARTER 2014 RESULTS

Highlights:

•	Second quarter 2014 revenue increased 3.8%

•	Second quarter 2014 operating profit up $11.8 million and includes a $17.7 million gain on sale of Brazilian plant

Cleveland, Ohio, July 30, 2014 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced revenues of $684.7 million and net income of $32.9 million, or $1.95 per diluted share, for the second quarter of 2014 compared with revenues of $659.6 million and net income of $36.2 million, or $2.16 per diluted share, for the second quarter of 2013. Operating profit was $47.7 million for the second quarter of 2014 compared with $35.9 million for the second quarter of 2013 and income before income taxes was $48.7 million in 2014 compared with $34.5 million in 2013.
For the six months ended June 30, 2014, the Company reported net income of $55.0 million on revenues of $1.4 billion compared with net income of $60.8 million on revenues of $1.3 billion for the first six months of 2013. Operating profit increased to $79.3 million for the first half of 2014 from $68.0 million in the first half of 2013 and income before income taxes was $80.3 million in 2014 compared with $65.2 million in 2013.
For the 2014 second quarter and six months ended June 30, 2014, net income includes a gain on the sale of assets of $17.7 million—$11.5 million net of taxes of $6.2 million, or $0.68 per diluted share, from the sale of the Company's Brazil facility that was finalized, earlier than anticipated, in the second quarter of 2014.
The second-quarter 2013 and the first six months of 2013 included a tax benefit of $12.8 million, or $0.76 per diluted share, from the release of certain portions of previously recorded income tax valuation allowances related to the Company's United Kingdom operations.
EBITDA for the second quarter of 2014 and the trailing twelve months ended June 30, 2014, including the $17.7 million gain from the sale of the Brazilian plant, was $56.7 million and $176.8 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 6.
Since the inception of a stock repurchase program in December 2012, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock, Hyster-Yale has purchased 170,385 shares for an aggregate purchase price of $10.8 million, including 66,766 shares purchased during the six months ended June 30, 2014 for an aggregate purchase price of $5.6 million.

The Company's cash position was $98.6 million as of June 30, 2014 compared with $175.7 million as of December 31, 2013. Debt as of June 30, 2014 decreased to $41.7 million from $69.5 million at December 31, 2013.

Discussion of Second Quarter Results
Revenues increased in the second quarter of 2014 compared with the second quarter of 2013 primarily as a result of an increase in unit volumes, mainly in North America and Europe, partially offset by decreases in Latin America and Brazil. In addition, favorable foreign currency movements, the favorable effect of unit price increases implemented in 2013, primarily in the Americas to offset the impact of weakness in the Brazilian real, and an increase in parts volume in all geographic regions also favorably affected revenues. Favorable currency movements in the second quarter of 2014 compared with the second quarter of 2013 resulted from the strengthening of the euro against the U.S. dollar, partially offset by the effect of the weakening Brazilian real and Australian dollar.
In the second quarter of 2014, worldwide new unit shipments increased to approximately 21,700 units from shipments of approximately 20,900 units in the second quarter of 2013 and approximately 20,600 units in the first quarter of 2014. Worldwide backlog was approximately 28,800 units at June 30, 2014, or approximately $745 million, compared with approximately 29,300 units at June 30, 2013, or approximately $700 million, and approximately 28,900 units, or approximately $715 million, at March 31, 2014.
Excluding the gain from the sale of the Company's Brazil plant and the $12.8 million valuation allowance release taken in 2013, both operating profit and net income declined in the second quarter of 2014 compared with the second quarter of 2013. Despite improvements from an increase in unit and parts volumes, unit price increases mainly in the Americas and lower material costs in the Americas and Europe, gross profit declined $7.0 million. The decline in gross profit was primarily the result of a shift in sales mix to units with lower average profit margins in all geographic regions, higher U.S. health care costs, unfavorable foreign currency movements of $2.1 million pre-tax and increased warranty expenses as favorable adjustments in the second quarter of 2013 did not recur in 2014. The decrease in operating profit was partially offset by lower selling, general and administrative expenses mainly as a result of lower incentive compensation estimates compared with the 2013 second quarter, which was largely offset by an increase in other employee-related expenses as a result of higher U.S. health care costs, normal inflationary increases and increased headcount in marketing and engineering to support the Company's five strategic initiatives. The decline in net income, primarily due to the decrease in operating profit, was partially offset by reduced interest expense as a result of lower debt levels and lower interest rates during the second quarter of 2014 compared with 2013.

Outlook
The global market for forklift trucks is expected to grow moderately during the remainder of 2014 compared with 2013. Generally, this growth is expected to be concentrated in developed western markets and China, and is expected to be partially offset by weakening in certain developing markets. As a result of this anticipated global market growth, combined with expected increases in market share, the Company anticipates an overall increase in unit shipments and parts volumes and, as a result, increased sales over the remainder of 2014 compared with 2013. The majority of this increase is expected to come from North America and Western Europe, with smaller increases in the Asia-Pacific unit shipments. The Company expects that, in particular, weakening markets in Latin America, including Brazil, as well as Eastern Europe will only partially offset growth in the Company’s significant western developed markets.
The Company expects material costs in the remainder of 2014 to be comparable with the second half of 2013. Although commodity costs have remained relatively stable over the first half of

2014, these markets, particularly steel, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor commodity costs, economic conditions, currency movements and the resulting effects on costs and pricing, and will take appropriate pricing actions, if necessary.
      The Company expects to generate a significant increase in operating profit during the second half of 2014, in excess of the rate of the sales increase, with the majority of the increase occurring during the fourth quarter of 2014. The favorable effect of anticipated increased unit volumes resulting from the Company's strategic initiatives, increased parts volume and product enhancements are all expected to contribute to this improvement. In addition, because it is not anticipated that the market price of the Company's stock will increase at the rate experienced in 2013, lower estimated equity incentive compensation is expected to contribute to the improved operating profit in the second half of 2014. These favorable items are expected to be partially offset by the full year impact of marketing and employee costs associated with the investments in strategic initiatives that were made over the course of 2013 and the first half of 2014, unfavorable foreign currency movements in the Americas and Asia-Pacific and anticipated higher employee benefit costs, primarily health care expenses. Net income in the second half of 2014 is expected to improve compared with the second half of 2013. The effect of improved operating profit as well as lower interest expense due to lower debt outstanding and lower interest rates under the Company's new revolving credit agreement are expected to be partially offset by a higher effective income tax rate. The higher effective income tax rate in 2014 is expected to result primarily from the effect of higher United Kingdom income taxes due to the 2013 valuation allowance release, combined with an anticipated increase in the portion of the Company's income in the Americas operations, including the tax expense on the Brazil plant gain, which have a higher tax rate.
Operating profit results for the second half of 2014 are expected to improve significantly in the Americas segment, which includes the North America, Latin America and Brazil markets, with anticipated increases in unit and parts margins partially offset by continued unfavorable foreign currency movements from an expected strong euro and slight increases in material costs. Operating profit in the Europe segment, which includes the Middle East and Africa markets, is expected to increase moderately in the second half of 2014 compared with the second half of 2013 due to anticipated benefits of the current strength of the euro, the favorable effect of improved pricing and slightly lower material costs. These improvements are expected to be partially offset by the full year effect of marketing and employee costs, which gradually increased throughout 2013. Asia-Pacific results for the second half of 2014 are expected to be slightly higher than the second half of 2013 resulting from the favorable effect of improved pricing and an expected increase in unit volume partially offset by the weakness of the Australian dollar and weaker industry demand in Australia.
Cash flow before financing activities for 2014 is expected to decrease from 2013 primarily due to an increase in capital expenditures, largely driven by the construction of a new plant in Brazil. These capital expenditures will be partially offset by the final cash payment received during the second quarter of 2014 when the sale of the current facility was finalized.
The Company remains focused on gaining market share over time, as well as on improving margins in its internal combustion engine business, through the execution of its five strategic initiatives: (1) understanding customer needs at the product and aftermarket levels in order to create and provide a full range of differentiated product and service solutions for specific industry applications, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) enhancing independent distribution by implementing programs aimed at broadening account coverage of the market, expanding the number of dual-brand dealers, and ensuring dealer excellence in all areas of the world, (4) improving the Company's warehouse market position through enhancing dealer and customer support, adding products, increasing incentives, and implementing programs to increase focus on key customers, and (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing distribution excellence and focusing on strategic alliances with local partners in China, India and Japan.
To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products. To this end, development programs are underway for its electric-rider, warehouse, internal combustion engine (ICE) and big truck product lines. Within its premium product warehouse line, the Company began production of a 4,500 pound heavy duty pedestrian pallet truck at its Greenville, North Carolina plant in the first quarter of 2014. Over time this platform is expected to be produced in other regions, which will maximize design and component commonality. The Company also expects to introduce a new warehouse rider truck in the North America market in the third quarter of 2014 which has an enclosed operator compartment and a 10,000 pound capacity to enable multiple pallet handling in trailer loading/unloading and cross-dock applications.
During the second quarter of 2014, as part of the 2014 model year improvements for the premium counterbalanced internal combustion engine (ICE) product line, the Company introduced a new premium 2.5 liter spark-ignited engine for its 2 to 3.5 ton cushion and pneumatic ICE trucks and upgraded the hydraulic system and dual hydraulic tanks to improve overall efficiency and lower ownership costs on the 4 to 5.5 ton ICE cushion trucks. As stated previously, the Company's model year programs will keep its platforms soundly positioned in the market over time.  Further, new platforms are expected to be developed and launched over the next few years based on longer-term segment needs and technological change opportunities.
Finally, during the third quarter of 2014, the Company plans to introduce the first group of its premium Big Truck models with Tier IV final emission solutions, as well as expanded use of premium transmissions on trucks up to 32 ton capacity and implementing load-sensing hydraulic systems on its 18 to 22 ton trucks.
           The Company offers one model of the standard ICE lift truck for medium-duty applications in both pneumatic and cushion tires for both Hyster® and Yale®.  The Company expects to launch additional trucks in the standard ICE model series in future years. The Company expanded the UTILEV®-branded series of utility lift trucks by introducing a 1 to 3 ton ICE cushion tire truck in North America and a 3-wheel electric rider truck globally in 2013.  The UTILEV®-branded series of lift trucks is expected to continue to gain market position in 2014.
All of these new products and upgraded products, including the new Reach Truck and new Big Truck models introduced in late 2013, are expected to help increase market share, to improve revenues and to enhance operating margins.  In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by 2015 in certain global markets.  The Company has launched and expects to continue to launch lift truck series over this period that will meet these new emission requirements.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, July 31, 2014 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4209 (Toll Free) or (617) 213-4863 (International), Passcode: 96398936, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 7, 2014. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Eastern Europe, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation and (14) delays in or increased costs associated with the Brazil plant construction.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.
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HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Month Ended
	June 30		June 30
	2014	2013	2014	2013
	(In millions, except per share data)

Revenues	$684.7	$659.6	$1,360.7	$1,304.5
Cost of sales	577.4	545.3	1,141.7	1,081.0
Gross profit	107.3	114.3	219.0	223.5
Selling, general and administrative expenses	77.3	78.4	157.4	155.5
Gain on the sale of assets	(17.7)	—	(17.7)	—
Operating profit	47.7	35.9	79.3	68.0
Other (income) expense
Interest expense	0.8	2.3	1.7	4.8
Income from unconsolidated affiliates	(1.4)	(0.6)	(2.6)	(1.5)
Other	(0.4)	(0.3)	(0.1)	(0.5)
Income before income taxes	48.7	34.5	80.3	65.2
Income tax provision (benefit)	15.7	(1.7)	25.2	4.4
Net income attributable to non-controlling interest	(0.1)	—	(0.1)	—
Net income attributable to stockholders	$32.9	$36.2	$55.0	$60.8

Basic earnings per share	$1.96	$2.16	$3.28	$3.63

Diluted earnings per share	$1.95	$2.16	$3.26	$3.62

Basic weighted average shares outstanding	16.802	16.730	16.780	16.735
Diluted weighted average shares outstanding	16.838	16.789	16.851	16.783

EBITDA RECONCILIATION
	Quarter Ended
	9/30/2013	12/31/2013	3/31/2014	6/30/2014	6/30/14 Trailing 12 Months
	(In millions)
Net income attributable to stockholders	$23.5	$25.7	$22.1	$32.9	$104.2
Non-controlling interest income	0.1	0.1	—	0.1	0.3
Income tax provision	6.6	6.2	9.5	15.7	38.0
Interest expense	2.4	1.8	0.9	0.8	5.9
Interest income	(0.8)	(0.4)	(0.4)	(0.2)	(1.8)
Depreciation and amortization expense	7.5	7.8	7.5	7.4	30.2
EBITDA*	$39.3	$41.2	$39.6	$56.7	$176.8

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and non-controlling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Month Ended
	June 30		June 30
	2014	2013	2014	2013
	(In millions)
Revenues
Americas	$440.8	$433.2	$897.7	$851.7
Europe	184.2	171.3	353.2	345.9
Asia-Pacific	59.7	55.1	109.8	106.9
Total	$684.7	$659.6	$1,360.7	$1,304.5

Gross profit
Americas	$67.5	$78.4	$143.5	$152.6
Europe	34.9	29.2	64.9	56.3
Asia-Pacific	4.9	6.7	10.6	14.6
Total	$107.3	$114.3	$219.0	$223.5

Operating profit (loss)
Americas	$37.9	$27.9	$63.6	$52.6
Europe	10.8	7.3	17.1	13.0
Asia-Pacific	(1.0)	0.7	(1.4)	2.4
Total	$47.7	$35.9	$79.3	$68.0

Net income (loss) attributable to stockholders
Americas	$24.7	$14.3	$41.9	$33.2
Europe	8.8	21.6	13.8	25.6
Asia-Pacific	(0.6)	0.3	(0.7)	2.0
Total	$32.9	$36.2	$55.0	$60.8

CASH FLOW AND CAPITAL STRUCTURE
	Six Month Ended
	June 30
	2014	2013
	(In millions)
Net cash provided by (used for) operating activities	$(13.6)	$40.1
Net cash used for investing activities	(9.4)	(6.5)
Cash Flow Before Financing Activities	$(23.0)	$33.6

	June 30, 2014	December 31, 2013
Cash	$98.6	$175.7
Debt	41.7	$69.5
Net Cash	$56.9	$106.2